A special meeting of each fund's shareholders was held on August 14, 2009. The results of votes taken among shareholders on the proposals before them are reported below. Each vote reported represents one dollar of net asset value held on the record date for the meeting.

PROPOSAL 1
To elect a Board of TrusteesA
	# of Votes	% of Votes
James C. Curvey
Affirmative	24,643,083,056.59	94.466
Withheld	1,443,637,207.24	5.534
TOTAL	26,086,720,263.83	100.000
Albert R. Gamper, Jr.
Affirmative	24,678,393,003.04	94.601
Withheld	1,408,327,260.79	5.399
TOTAL	26,086,720,263.83	100.000
Abigail P. Johnson
Affirmative	24,649,778,053.86	94.492
Withheld	1,436,942,209.97	5.508
TOTAL	26,086,720,263.83	100.000
Arthur E. Johnson
Affirmative	24,657,479,001.20	94.521
Withheld	1,429,241,262.63	5.479
TOTAL	26,086,720,263.83	100.000
Michael E. Kenneally
Affirmative	24,733,028,000.40	94.811
Withheld	1,353,692,263.43	5.189
TOTAL	26,086,720,263.83	100.000
James H. Keyes
Affirmative	24,701,338,835.40	94.689
Withheld	1,385,381,428.43	5.311
TOTAL	26,086,720,263.83	100.000
Marie L. Knowles
Affirmative	24,607,022,984.88	94.328
Withheld	1,479,697,278.95	5.672
TOTAL	26,086,720,263.83	100.000
Kenneth L. Wolfe
Affirmative	24,549,568,568.96	94.108
Withheld	1,537,151,694.87	5.892
TOTAL	26,086,720,263.83	100.000
PROPOSAL 3

For Fidelity Freedom 2010, a shareholder proposal concerning "procedures to prevent holding investments in companies that, in the judgement of the Board, substantially contribute to genocide or crimes against humanity, the most egregious violations of human rights."

	# of Votes	% of Votes
Affirmative	1,012,329,777.92	21.757
Against	3,354,101,166.20	72.088
Abstain	251,186,498.13	5.398
Broker Non-Votes	35,202,637.19	0.757
TOTAL	4,652,820,079.44	100.000
PROPOSAL 3

For Fidelity Freedom 2020, a shareholder proposal concerning "procedures to prevent holding investments in companies that, in the judgement of the Board, substantially contribute to genocide or crimes against humanity, the most egregious violations of human rights."

	# of Votes	% of Votes
Affirmative	1,361,436,080.45	23.359
Against	4,118,994,592.12	70.673
Abstain	316,897,927.77	5.437
Broker Non-Votes	30,956,365.90	0.531
TOTAL	5,828,284,966.24	100.000
PROPOSAL 3

For Fidelity Freedom 2025, Fidelity Freedom 2030, Fidelity Freedom 2040, Fidelity Freedom 2045, and Fidelity Freedom 2050 a shareholder proposal concerning "procedures to prevent holding investments in companies that, in the judgment of the Board, substantially contribute to genocide or crimes against humanity, the most egregious violations of human rights."

Each fund did not achieve quorum with respect to this proposal, and therefore no action was taken at the meeting and subsequent adjournments. Because sufficient votes in favor of the proposal were not received, on August 14, 2009, the proxies in their discretion determined not to adjourn the meeting further on this item.

A Denotes trust-wide proposal and voting results.